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                                                                   Exhibit 10.47

                               400 MINUTEMAN ROAD
                             ANDOVER, MASSACHUSETTS


                                      LEASE


                                    LANDLORD:
                      FARM ASSOCIATES LIMITED PARTNERSHIP,
                       a Massachusetts limited partnership

                                     TENANT:
                                 NAVISITE, INC.,
                             a Delaware corporation


                                      DATE:
                               September __, 2002

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                                      LEASE

         THIS INDENTURE OF LEASE, dated as of September __, 2002, is between FARM ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership ("Landlord"), and NAVISITE, INC. a Delaware corporation ("Tenant").

         Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord on the following terms and conditions:

1.       BASIC LEASE PROVISIONS.

         1.1  Summary.

              (a) Rent Commencement Date: _____________, 2002.

              (b) Term: The term will start on the Rent Commencement Date and will expire on January 31, 2012, subject to extension as provided in Rider #1 attached to this Lease or earlier termination in accordance with this Lease.

              (c) Premises: The Ground Floor of the Building (including the Lobby Area and the MBF Rooms as described in Section 24.2(b), and the Penthouse area of the Building, all as shown in Exhibit "A-1" agreed to contain 76,500 square feet of rentable area.

              (d) Project: The land (the "Land") located in Andover, Massachusetts, generally as depicted in Exhibit "A" and legally described in Exhibit "B", and all improvements now or hereafter constructed on the Land. Tenant acknowledges and agrees that Landlord retains the right to reconfigure the boundary lines of the Land, provided that such reconfiguration will not cause the Project to violate applicable Laws nor will it reduce the parking spaces allocated to Tenant under this Lease. The Project is part of a larger complex commonly known as "Minuteman Park."

              (e) Building: The existing building, agreed to contain 153,000 square feet of rentable area (including, without limitation, ground floor, second floor, rooftop penthouse, lobby, atrium, and core areas), and associated improvements constructed on the Land pursuant, as it may be initially constructed and subsequently changed, enlarged or improved in the future.

              (f) Base Rent: (see Exhibit "D").

              (g) Tenant's Percentage: Fifty Percent (50%).

              (h) [INTENTIONALLY OMITTED]

              (i) Use of Premises: For general office purposes, for a data center, to conduct Collocation Activities (defined in Section 18.8), and for the packaging, creation and duplication of computer software, light assembly, testing, configuring computer hardware, and training (but no manufacturing), including diesel holding tanks, chillers and diesel generators necessary for the operation of a data center.

              (j) Notice to Tenant:

                           NaviSite, Inc.
                           400 Minuteman Road
                           Andover, Massachusetts 01810
                           Attn: Chief Financial Officer

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                  (k)      Notice to Landlord:

                                    Farm Associates Limited Partnership
                                    200 Brickstone Square
                                    Andover, Massachusetts 01810
                                    Attn:  Martin Spagat

                           With a Copy to:

                                    The Brickstone Companies
                                    2101 Rosecrans Avenue, Suite 5252
                                    El Segundo, California 90245-4742
                                    Attn:  John G. Baker, Esq.

                  (l) Guarantor: None (although Landlord has the right to accept one or more Guarantors of this Lease pursuant to one or more Guaranties).

                  (m)      Tenant's Broker: None.

                  (n)      Certain Other Defined Terms: [See Section 24.18]

If there is a conflict between this summary and the rest of this Lease, the rest of this Lease will control.

         1.2 Project. Exhibit "A" is the general site plan of the Land, the Building and the other improvements and areas that currently exist as part of the Project. The parties acknowledge and agree that this site plan is general in nature and thus may differ somewhat from the actual Building and Project as constructed. Landlord will have the right to construct new leasable area in the Project or additional parking that may or may not be for Tenant's use, and Landlord reserves the right to otherwise modify the Project provided that such modification will not cause the Project to violate applicable Laws nor will it reduce the parking spaces allocated to Tenant under this Lease.

         1.3 Wiring. To the extent that it does not damage Landlord's Work and/or existing Systems and Equipment or the rest of the Building, Tenant, at its cost, may install wiring for its computers and equipment above hung ceilings and within the interior walls or raised flooring of the Premises, provided that Tenant otherwise complies with the rest of this Lease and that Landlord will have no obligations or Liabilities in connection therewith. Tenant will indemnify and hold Landlord harmless from Liabilities in connection with this wiring and its installation, maintenance and repair, but this wiring will become Landlord's property on the expiration or termination of this Lease by operation of Laws or for any other reason (if and to the extent that it is not already Landlord's property) and Tenant will not remove this wiring. Tenant will maintain the wiring.

2.       CONSTRUCTION OF PREMISES.

         Tenant has previously occupied the Premises and the rest of the Building pursuant to another lease, which has terminated, and so Tenant accepts the Premises "as is" and with all faults in all respects, and agrees that except for Landlord's ongoing obligations to repair and maintain as set forth in this Lease, Landlord is not required to pay for or perform any work to or for the benefit of the Premises or Tenant.

3.       POSSESSION AND SURRENDER OF PREMISES.

         When this Lease terminates, Tenant shall remove from the Premises all of Tenant's signs, movable trade fixtures, movable furniture, movable computer, movable trade fixtures and other movable telecommunications equipment (and wiring integral to such computers and equipment), inventory and its other movable personal property ("Tenant's

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Movable Property"), and Tenant shall repair any damage caused by said removal;
provided, however, Tenant shall not remove any of Tenant's Movable Property if said removal will substantially damage the Building. Tenant may, but shall not be required, to remove Tenant's Movable Property from the data center area on the ground floor of the Building; and if Tenant does not remove the same it shall be deemed Landlord's property. Tenant's Movable Property does not include, and the following shall be excluded from Tenant's Movable Property and shall not be removed from the Building by Tenant (collectively, "Non-Removed Property"):
HVAC, plumbing, cafeteria, or life safety Systems and Equipment, chillers, raised flooring, telephone switches, switch gear and associated cabling, standby generators, paralleling gear, UPS equipment, batteries and all power distribution equipment and associated Systems and Equipment, all of which irrevocably will be deemed to be fixtures and part of the realty that will remain after the expiration or termination of this Lease. Tenant will not have the right to remove, lien, hypothecate or subject Non-Removed Property to a security interest or otherwise Transfer any of the Non-Removed Property or any other fixtures in the Building that are deemed to be part of the realty or any interest therein. Furthermore, Tenant will not have the right to remove any ceilings, or any equipment or wiring that would damage the exterior of the Building or the structure of the Building or remove any equipment or wiring that is integral to or necessary for the proper functioning of the base building Systems and Equipment in the Building, all of which will be deemed fixtures and included in Non-Removed Property. Tenant's Movable Property remaining after termination or expiration of the Lease will be deemed abandoned and Landlord may keep, sell, destroy or dispose of it without incurring any Liabilities to Tenant. Upon expiration or termination of this Lease: (a) with respect to areas of the Premises other than the data center on the ground floor, Tenant will repair all damage and surrender the Premises broom clean and in good order in its now-existing condition and repair, normal wear and tear excepted; and with respect to the data center on the ground floor of the Premises, Tenant's only obligation shall be to repair damage caused by Tenant to the exterior or structure of the Building or the base building Systems and Equipment.

4.       TERM.

         The Lease term is as set forth in Section 1.1(b). A "Lease Year" is a period of twelve (12) consecutive calendar months during the Lease term starting with the Rent Commencement Date. However, the first Lease Year is the first twelve (12) full calendar months plus the partial month (if any) after the Rent Commencement Date if the Rent Commencement Date is not the first day of the month, and the last Lease Year may be less than twelve (12) months if the Lease is terminated early or if the expiration date does not fall on the end of the 12-month period.

5.       RENT.

         (a) Tenant will pay the annual base rent as shown in Exhibit "D" in equal monthly installments in advance beginning on the Rent Commencement Date and thereafter on the first day of each month during the term, prorated for any portion of a month. The term "rent" includes base rent, additional rent and all other amounts to be paid by Tenant under this Lease, whether or not specifically described as rent. Subject to Subsection (b) below, and except as otherwise set forth in this Lease with respect to rent abatements, all rent due under this Lease will be paid without demand, deduction, counterclaim or offset of any type in lawful U.S. legal tender at 2101 Rosecrans Avenue, Suite 5252, El Segundo, CA 90245-4742, Attn: Accounting Dept., or to such other person or place as Landlord may from time to time designate by written notice pursuant to this Lease. Tenant will pay the first month's base rent when it executes this Lease.

         (b) If and for so long as there is a mortgage loan encumbering the Project, at the written request of Landlord, Landlord and Tenant will establish a collection account for the receipt and disbursement of base rent. In such event, Tenant will pay the base rent as and when required each month into this collection account, and the collection agent promptly will disburse from such amount an amount sufficient to pay debt service and any other amounts owed to the mortgage lender and/or the lender of the loan secured by the letter of credit, with the balance being disbursed to Landlord. The collection agent and the terms of this collection account will be subject to the mutual written approval of Landlord and Tenant, which approval will be based on customary terms for such agreement and will not be unreasonably withheld or delayed. The parties agree to the Bank of America or the Bank of Boston as collection agent, and to a collection agreement in form substantially similar to the one attached as Exhibit "B-1.", all at no cost or expense to Tenant.

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6.       TAXES.

         6.1 Definition of Taxes. "Taxes" means all taxes, assessments, and other governmental or quasi-governmental levies, charges and fees imposed against, for or in connection with all or any portion of: the Project; the use, ownership, leasing, occupancy, operation, management, repair, maintenance, demolition or improvement of the Project; Landlord's right to receive, or the receipt of, rent, profit or income from the Project; improvements, utilities and services, whether because of special assessment districts or otherwise; the value of Landlord's interest in the Project; a reassessment due to any change in ownership or other transfer of all or any portion of the Project; and fixtures, equipment and other real or personal property used by Landlord in connection with the Project. Taxes also include, without limitation, license fees, sales, use, capital and value-added taxes, penalties, interest and costs incurred in contesting taxes, and any governmental or quasi-governmental charges or taxes in addition to, in substitution or in lieu of, partially or totally, any taxes or charges previously included within this definition, including taxes or governmental or quasi-governmental charges completely unforeseen by the parties and collected from whatever source. Taxes do not include: Landlord's federal, state or municipal net income, franchise, excise, inheritance, gift or estate taxes.

         6.2 Payment of Taxes. Subject to Article 9, as of the Rent Commencement Date Tenant will pay its Tenant's Percentage of all Taxes directly to Landlord as additional rent within thirty (30) days after receipt of Landlord's bills from time to time.

         6.3 Tenant's Taxes. Tenant will pay before delinquency all taxes assessments, license fees and charges levied, assessed or imposed on Tenant, Tenant's business operations and Tenant's Property.

7.       OPERATING COSTS.

         7.1 Definition of Operating Costs. "Operating Costs" are all costs and expenses incurred in connection with the Project and its ownership, operation, management, maintenance, repair, replacement and improvement, including, without limitation, costs for: services, costs and utilities not otherwise directly paid or reimbursed by Tenant or other tenants or licensees of the Project; materials, supplies and equipment; deductibles under Landlord's insurance policies; wages and payroll, including bonuses (all of which, for existing employees, will not increase by more than ten percent (10%) per annum, cumulative, and, for employees subsequently hired, will not increase by more than ten percent (10%) per annum, cumulative, over their initial wages and payroll, including bonuses); fringe benefits, workers compensation and payroll taxes; professional and consulting fees; management fees equal to three percent (3%) of all scheduled rent (including, without limitation, base rent, Taxes, Operating Costs, insurance costs and additional rent payable by Tenant and any other tenants and licensees of the Project and without giving effect to any abatements or reductions) or, if no managing agent is retained, an amount in lieu thereof not in excess of the foregoing rates (such management fees or fees in lieu thereof collectively are called "Management Fees"); complying with any Laws and insurance requirements; "environmental audits" deemed necessary by Landlord (but no more than once per year); cafeteria charges; snowplowing, landscaping and roadway maintenance, and costs payable in connection with all common areas and any easements or covenants, conditions and restrictions or similar agreements that benefit or burden the Premises. Operating Costs do not include: Taxes or the exclusions therefrom; depreciation of Building structures and improvements; Landlord's loan fees, points, debt service or ground lease payments, or costs incurred in negotiating of any of the underlying documents in connection therewith; costs (if any) for the construction, signalization, widening or improvement of public roads or bridges or traffic mitigation (except for transportation management programs or compliance therewith, which will be equitably allocated to the property or properties affected) that have been committed to by Landlord in connection with the existing MEPA Certificate of Compliance and the Special Permit obtained for the Premises; expenses for repairs or maintenance to the extent reimbursed by warranties, guarantees, service contracts or insurance proceeds (net of costs of enforcement and/or collection); costs involved in defending Landlord's title to or interest in the Project; costs to influence prospective legislation; costs otherwise directly paid or specifically reimbursed by Tenant or any other tenants or licensees in the Project (other than by an allocation of Operating Costs), such as

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separately metered electricity payable directly by Tenant to the utility company; brokerage commissions; marketing costs; and costs to construct new leasable area or parking areas in the Premises that are not for use by Tenant. The following costs are also not included in Operating Costs: the replacement of the Building's major structural members (as opposed to the cost of the repair and maintenance thereof, of which repair and maintenance costs will not be amortized and will be fully included as part of Operating Costs when incurred); and the cost of replacing the Building's roof (as opposed to the cost of the repair and maintenance thereof, which maintenance and repair costs will not be amortized and will be fully included as part of Operating Costs when incurred). However, in either case, if such replacement is required due to Tenant's failure to properly repair or maintain or the negligent or intentional acts or omissions of Tenant or its Affiliates, Tenant will pay all costs in connection therewith as and when incurred, less the net amount of any insurance proceeds collectible on account thereof. All Operating Costs (with the exception of Management Fees and cafeteria charges) will be subject to the further requirement that they are deemed reasonable and necessary by Landlord in the exercise of its reasonable judgement.

         7.2 Payment of Operating Costs. Subject to Article 9, as of the Rent Commencement Date Tenant will pay its Tenant's Percentage of Operating Costs described in Section 7.1, as additional rent within thirty (30) days after receipt of Landlord's bills from time to time.

8.       INSURANCE.

         8.1      Tenant's Insurance.

                  (a) Tenant will maintain during the term:

                      (i)   Commercial general liability insurance (Broad Form
CGL), with contractual liability, cross-liability and fire legal liability endorsements, protecting against all claims and liabilities for personal, bodily and other injuries, death and property damage including, without limitation, broad form property damage insurance, automobile and personal injury coverage. This insurance also will insure Tenant's indemnities pursuant to this Lease. The amount of this insurance will not be less than $7,500,000.00 combined single limit for each occurrence.

                      (ii) "All risk" casualty insurance, covering all of Tenant's Work, Tenant's Property and all Alterations made by or for the benefit of Tenant. This insurance will be for full replacement value.

                      (iii) [INTENTIONALLY OMITTED]

                      (iv) Worker's compensation insurance in statutory limits, and employer's liability insurance of not less than $1,000,000.00.

                      (v) Builder's risk insurance (completed value form) for work required of or permitted to be made by Tenant. The amount of this insurance will be reasonably satisfactory to Landlord and must be obtained before any work is begun.

                  (b) All policies of insurance carried by Tenant must: name Landlord and its designees as additional insureds; contain a waiver by the insurer of any right to subrogation against Landlord and its Affiliates; be from insurers reasonably acceptable to Landlord; and state that the insurers will not cancel, fail to renew or modify the coverage without first giving Landlord and any other additional insureds at least thirty (30) days prior written notice.

                  (c) Tenant will supply copies of each paid-up policy or a certificate from the insurer certifying that the policy has been issued and complies with all of the terms of this Article. The policies or certificates will be delivered to Landlord when this Lease is signed and renewals provided not less than thirty (30) days before the expiration of the coverage. Landlord always may inspect and copy any of the policies. Tenant waives any right to recover against Landlord for Liabilities in connection with any type of cause or peril which is supposed to be insured against under the insurance policies required to be maintained by Tenant.

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         8.2 Landlord's Insurance; Payment; and Waiver of Subrogation.

             (a) Landlord will maintain casualty insurance of at least ninety percent (90%) of the full replacement cost of the Building and other improvements in the Project (excluding foundations, footings and below-grade space), with either no deductibles or deductibles that do not exceed commercially reasonable amounts, commercial general liability insurance (Broad Form CGL or the functional equivalent) of at least Five Million Dollars ($5,000,000), and other insurance policies in such amounts, with such deductibles and providing protection against such perils as Landlord determines to be necessary in its sole discretion (which may include, without limitation, rental loss insurance policies). All losses on all policies maintained pursuant to this Article will be settled in Landlord's name (or as otherwise designated by Landlord) and proceeds will belong and be paid to Landlord. Landlord makes no representations or warranties as to the adequacy of any insurance to protect Landlord's or Tenant's interests. Landlord's insurance policies will contain waivers of subrogation, and Landlord waives any right to recover against Tenant for Liabilities in connection with any type of cause or peril which is supposed to be insured against under the casualty insurance policies required to be maintained by Landlord hereunder.

             (b) Subject to Article 9, Tenant will pay directly to Landlord as additional rent Tenant's Percentage of the cost of all premiums for Landlord's insurance for the Premises within thirty (30) days after receipt of Landlord's bills from time to time.

             (c) Tenant and its Affiliates will not undertake, fail to undertake or permit any acts or omissions which will in any way increase the cost of, violate, void or make voidable all or any portion of any insurance policies maintained by Landlord, unless Landlord gives its specific written consent and Tenant pays all increased costs directly to Landlord on demand.

9.       MONTHLY PAYMENT OF TAXES, OPERATING COSTS AND INSURANCE PREMIUMS.

         (a) At any time and from time to time, and subject to later change, Landlord may elect to have Tenant pay Tenant's share of Taxes, Operating Costs and Landlord's insurance premiums (or any of them) in monthly installments, in advance on the first of each month, based on amounts estimated by Landlord (as revised from time to time). If these estimated monthly payments are required, after the end of each tax fiscal year, Lease Year or other relevant periods selected by Landlord, Landlord will deliver to Tenant a statement of the actual amounts due for the period. Any additional amounts due from Tenant will be payable as additional rent within thirty (30) days after receipt of Landlord's statement, and any overpayment by Tenant will be refunded by Landlord or deducted from the next monthly installments due for that particular payment category. Quarterly, or less frequently, Landlord may deliver a bill to Tenant for Tenant's share of Taxes, Operating Costs or insurance premiums, and Tenant will pay the amount due to Landlord as additional rent within thirty (30) days after receipt of Landlord's bill. Tenant will receive a credit for any estimated monthly payments already paid by Tenant for the period covered by that bill. If required by Landlord's lenders, estimated monthly payments of Taxes and/or Operating Costs and/or insurance premiums will be escrowed with Landlord's lenders.

         (b) No more than once during each twelve (12)-month period during the term, provided that Tenant delivers written notice to Landlord within sixty (60) days after receipt of the annual Operating Cost and insurance statements and has paid the amount of those statements and is not in default, Tenant will have the right, at its sole cost, to audit with an independent certified public accountant the Operating Costs and insurance costs charged to Tenant for the Lease Year to which such statements apply. The auditors must be compensated on an hourly basis for time spent and not pursuant to a "contingent fee" arrangement of any type. This audit will take place only at the Project or at Brickstone Square in Andover, Massachusetts during Landlord's normal business hours on at least two (2) weeks' prior written notice, in a manner that will not unreasonably disrupt Landlord's business operations, and for a period not to exceed five (5) business days. Landlord will not be required to provide analyses or comparisons for Tenant, but will on request provide, to the extent in Landlord's possession, line item breakdowns of Operating Costs and insurance costs and invoices therefor for the applicable Lease Year. Copying of these materials will not be permitted, but Tenant's auditors may make notes. Tenant agrees to keep strictly confidential the results of its audits and any information obtained in

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connection therewith, as well as any claims, negotiations, proceedings or settlements with Landlord, and will cause its auditors and other Affiliates to comply with these confidentiality requirements. As a condition to conducting an audit, Landlord may require Tenant and its auditors and other Affiliates to sign confidentiality agreements for this purpose. If an error has been made in the billing of Operating Costs or insurance costs, whether in favor of Landlord or Tenant, the sole right and remedy of the parties will be to adjust the amount of the discrepancy in cash within thirty (30) days (and if Landlord owes amounts to Tenant Landlord may, at its option, credit those amounts against the rent next due from Tenant).

10.      UTILITIES.

         Tenant will pay when due to the furnishing parties all fees and costs for utility services, and meters and equipment (to the extent not supplied as part of Landlord's Work), furnished to the Premises, including, without limitation, telephone, electricity, HVAC, sewer, water and gas (if furnished). If utilities and services for the Premises are not separately metered or charged, Tenant will pay its share (as reasonably determined by Landlord) of such costs directly to Landlord as additional rent, either monthly when base rent is due, or within fifteen (15) days after receipt of Landlord's bill, at Landlord's option. Landlord is not responsible for any Liabilities incurred by Tenant or Tenant's Affiliates nor may Tenant abate rent, terminate this Lease or pursue any other right or remedy against Landlord or Landlord's Affiliates, as a result of any termination or malfunction of any utilities or utility systems. Landlord retains (and if necessary Tenant hereby grants to Landlord) the sole and exclusive right to determine the utility provider(s) for the Project, provided that such providers are commercially reasonable (both as to cost and reliability); provided, however, that Tenant may choose its own electricity provider so long as: that provider is commercially reasonable (both as to cost and reliability); Landlord is not subject to any costs or other Liabilities that may be required by Tenant's electricity provider in order to provide and maintain such service (e.g., the cost of any new equipment), all of which will be borne solely by Tenant; and if Landlord chooses to use Tenant's electricity provider, the rest of the Building will be charged at the same rates as Tenant.

11.      USE OF PREMISES.

         Tenant will use the Premises for the purposes described in Section 1.1(i), but for no other purpose. Tenant will:

                  (a) Operate its business in an attractive and first class manner. Tenant will not permit any unreasonable (for a data center) noises, vibrations, odors or fumes in or to emanate from the Premises, nor commit or permit any waste, improper, immoral or offensive use of the Premises, any public or private nuisance or anything that unreasonably disturbs the quiet enjoyment of neighboring occupants. In particular, Tenant agrees that except in emergencies, it will make commercially reasonable efforts not to test or "test fire" its backup generators except on Sundays or before or after normal business hours for neighboring office tenants. All deliveries and pickups must be conducted at times and in a commercially reasonable manner and so as not to unreasonably disturb neighboring occupants. All trash and waste products must be stored, discharged, processed and removed in a commercially reasonable manner and so as not to unreasonably disturb neighboring occupants, and so as not to be visible to other occupants of Minuteman Park or create any health or fire hazard.

                  (b) Install only window coverings and treatments approved by Landlord and, once installed, keep them sufficiently closed to shield from outside view any machinery or other equipment that Landlord determines is unsightly or inconsistent with the rest of the Building or the rest of Minuteman Park. The parties acknowledge that the ground floor data center area as now existing will not have windows.

                  (c) Not: (i) permit any coin or token operated vending, video, pinball, gaming or other mechanical devices on the Premises, except solely for use by Tenant's employees; (ii) conduct retail sales to walk-in customers (other than occasional sales); (iii) permit governmental or quasi-governmental agencies to occupy the Premises; (iv) use the Premises as doctors' offices, a school or educational institution (except for training for customers and/or Tenant's personnel), living or sleeping quarters; (v) store, sell or distribute obscene, lewd or pornographic materials or engage in related businesses in or from the Premises; or (vi) conduct any auction, distress, fire, bankruptcy or

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going-out-of-business sale. Tenant's business of hosting web pages and conducting Collocation Activities (defined below) will not be deemed to be in violation of Subsections (iv) or (v) above.

                  (d) Comply with: Laws and insurance requirements affecting the Premises or any use and occupancy thereof by Tenant or its Affiliates (including, without limitation, making required improvements to the Premises); and Landlord's rules and regulations from time to time. Tenant will, at its expense, obtain and maintain all licenses, approvals and variances necessary to conduct its business and occupy the Premises, but none of those licenses, permits or variances will be binding on or in any way affect or restrict Landlord, or the Project itself.

                  (e) If it wishes, install signs or lettering on the entry doors to the Premises identifying its tenancy in the manner customary to first-class office buildings. Landlord also will place Tenant's name on a building directory. Subject to complying in all instances with applicable Laws, Tenant also will have the right to have its name appear on a pylon sign in a location specified by Landlord, identifying its tenancy in the manner customary to first-class office buildings (the "Additional Signs"). Tenant's rights with respect to the Additional Signs are personal to the Tenant originally named in the Lease and may not be exercised or maintained by or for anyone else. If Tenant defaults, or Transfers any part of this Lease or the Premises (except for valid subleases that all together aggregate less than fifty percent (50%) of the rentable area of the Premises when made), and at the expiration of the Lease, Tenant at its cost will remove the Additional Signs and repair any damage to the Building and the rest of the Project, all in a manner satisfactory to Landlord (and in addition to any other rights and remedies of Landlord if Tenant defaults). The design, materials and construction of the Additional Signs will be subject in all respects to Landlord's prior approval. Tenant will conform to standards established by Landlord from time to time for the above signs and lettering and submit for Landlord's prior approval a plan or sketch of the Tenant's proposed sign or lettering, and provided that Tenant's signs and lettering so conform, Landlord's consent will not be unreasonably withheld. All other signs, lettering, awnings, canopies or other decorations require Landlord's prior approval.

                  (f) Not use any advertising or other media or other such device which can be heard or experienced outside the Premises (except as permitted in subparagraph (e) above), including without limitation, lights or audio or visual devices. Tenant will not distribute handbills or advertising, promotional or other materials anywhere in the Project or solicit business in the Project other than within its own Premises.

12.      MAINTENANCE AND REPAIRS.

         12.1 Landlord's Obligations. Landlord will repair and maintain roadways, sidewalks, common areas, and parking areas of the Project in a first-class manner and provide snowplowing and landscaping for the Project. However, Tenant will be responsible for all repairs and maintenance resulting from Tenant's Alterations or the negligent or intentional acts or omissions of Tenant or its Affiliates. Landlord will make its repairs within a reasonable time following Tenant's notification that the repairs are required. Landlord's obligations are subject to the provisions of Articles 16 and 17 and the rest of this Lease.

         12.2 Tenant's Obligations. Except for Landlord's obligations in Section
12.1 and as set forth immediately below, Tenant will maintain and repair the Premises and all Systems and Equipment serving the Premises (including specifically, but without limiting the generality of the foregoing, the existing backup generators, telephone switches, switch gear and all associated cabling, standby generators, holding tanks, paralleling gear, switch gear, UPS equipment, batteries or any power distribution equipment, or associated Systems and Equipment, and the life safety Systems and Equipment throughout the entire Building, even though they also serve areas outside of the Premises) in a first-class manner (including replacement thereof if and when necessary), and keep the Premises in good order and condition, including, without limitation, Tenant's Movable Property, all doors, windows, window treatments, wall coverings, floor coverings, non-structural portions of the ceiling, floor and walls, and Tenant's Alterations (unless otherwise requested by Landlord). Tenant will not be required to repair or maintain the elevators. Subject to Landlord's prior consent, which will not be unreasonably withheld, Tenant may select a cleaning company of its choice to clean the Premises at Tenant's sole cost. In furtherance of Tenant's maintenance and repair obligations, Landlord will assign to Tenant, or cooperate in a commercially reasonable manner with Tenant in enforcing, any guarantees or warranties applicable to the Building. If

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Tenant does not repair and maintain as required above or in accordance with applicable Laws, in addition to any other rights of Landlord hereunder, Landlord may contract with outside contractors to repair and maintain all or parts of the Systems and Equipment that Tenant is otherwise required to repair and maintain, and if so, Tenant will pay to Landlord the reasonable costs thereof.

13.      ALTERATIONS.

         13.1 Landlord's Consent. "Alterations" means Tenant's alterations, additions, improvements, remodeling, repainting, or other changes. Tenant may make nonstructural Alterations to the interior of the Premises without Landlord's consent as long as the Alterations do not: (a) affect the windows, the exterior of the Building, or any portion of the Building outside of the Premises; (b) affect the strength, structural integrity or load-bearing capacity of any portion of the Building; (c) materially adversely affect the base building Systems and Equipment in the Building or any life safety Systems and Equipment, and any replacement of any base building Systems and Equipment must be with items equivalent to or better than the items being replaced, and any replacement of life safety Systems and Equipment will require Landlord's prior written consent; (d) involve the construction of additional toilet rooms; or (e) in Landlord's reasonable judgment, cost more than a total of Ninety Thousand Dollars ($90,000) in any Lease Year (increasing at the rate of 3% per year) when combined with the cost of other Alterations made in that Lease Year (and in this case Landlord's consent will not be unreasonably withheld if the other limitations in this Section are complied with). All other Alterations require Landlord's prior written consent. Whether or not Landlord's consent is required, Alterations are subject to the rest of this Article.

         13.2 Notice. Tenant will notify Landlord not less than fifteen (15) days before beginning any Alterations (but no notice will be required for moveable, unattached partitions and work stations). Together with Tenant's notice, Tenant will give Landlord copies of the necessary permits and approvals and, if Landlord deems it necessary, plans and specifications for the Alterations (but not for minor, non-structural Alterations such as wall coverings, built-in cabinetry, and painting). Landlord's review or approval of Tenant's plans and specifications is solely for Landlord's benefit and will not be considered a representation or warranty to Tenant as to safety, adequacy, efficiency, compliance with Laws or any other matter, or a waiver of any of Tenant's obligations. Except for items of Tenant's Movable Property, all Alterations will be deemed Landlord's property and part of the realty, and unless otherwise requested by Landlord will be surrendered to Landlord with the Premises (in its now-existing condition, normal wear and tear excepted) at the end of this Lease.

         13.3 Compliance with Laws. Alterations will comply in all respects with this Lease and applicable Laws and insurance requirements. Alterations will be done in a first-class manner, using first quality materials, and so as not to interfere in any way with Landlord or any other occupant in the Building or the rest of the Project, cause labor disputes, disharmony or delay, or impose any Liabilities on Landlord. Alterations will be performed only by experienced, licensed and bonded contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld. Tenant will cause its contractors and subcontractors to carry workmen's compensation insurance.

         13.4 Liens. Tenant will pay when due all claims for labor, materials and services claimed to be furnished for Tenant or Tenant's Affiliates or for their benefit and keep the Premises free from all liens, security interests and encumbrances ("Liens"). Tenant will indemnify Landlord for, and hold Landlord harmless from, all Liens, the removal of all Liens and any related actions or proceedings, and all Liabilities incurred by Landlord in connection therewith. NOTICE IS HEREBY GIVEN TO ALL PERSONS FURNISHING LABOR OR MATERIALS TO TENANT THAT NO MECHANICS', MATERIALMENS' OR OTHER LIENS SOUGHT ON THE PREMISES OR THE REST OF THE PROJECT WILL IN ANY MANNER AFFECT LANDLORD'S RIGHT, TITLE OR INTEREST.

         13.5 Rooftop. Subject to the following and the rest of this Article and this Lease, Tenant may maintain its existing telecommunications equipment on the roof of the Building (or replace with equivalent equipment), provided that in all cases the equipment and associated installations are fully screened in a manner reasonably satisfactory to Landlord and in keeping with the rest of the Building. Tenant will be responsible for all Liabilities in connection with this equipment and associated installations, including, without limitation, installation, removal, operation, repair, maintenance, insurance, taxes and other costs and fees. Tenant also will be solely responsible for securing all federal, state and local permits in connection with the installation and operation of this equipment. For these and any other installations undertaken by or for Tenant on the roof, or any other penetrations of the roof or the roof membrane by or for Tenant, Tenant will secure from the membrane roofing manufacturer certification that the installations or penetrations are compatible with all design requirements and will not void the existing roof warranty. This certification must be delivered to Landlord before installation begins. Tenant also will use only a manufacturer-authorized roofing contractor for any work that requires the penetration of the roof or the membrane roofing system. Upon the expiration or earlier termination of this Lease, Tenant, at its expense, will remove this equipment and associated installations and repair all damage to the roof caused thereby or otherwise caused by Tenant or its Affiliates. Notwithstanding anything to the contrary, Landlord will have no Liabilities in connection with this equipment and associated installations and/or any penetrations of the roof by or for Tenant, and Tenant will indemnify Landlord for and hold it free and harmless from all Liabilities arising out of or in connection therewith.

     13.6 Conversion to Office Space. Subject to the following and the rest of this Article and this Lease (but not Section 13.1(e), which will not apply), Tenant will have the right to convert portions of the interior of the Premises from their current use as a data center to office use (the space so converted is called the "Office Space"). The Office Space will not include the Lobby Area, the MBF Rooms or the Penthouse, as defined in Section 24.2(b). Tenant will employ H.F. Lenz as mechanical engineers and Burt Hill Kosar Rittelman Associates as architects for the design and construction of the Office Space, and will construct the Office Space in accordance with their plans, specifications and recommendations, subject to compliance with applicable Laws. Tenant will be solely responsible for the timely payment of all fees and costs for H.F. Lenz and Burt Hill Kosar Rittelman Associates and all other costs and other Liabilities in connection with the design and construction of the Office Space and will indemnify Landlord and its Affiliates therefor and defend and hold them harmless therefrom.

14.  INDEMNITY; SATISFACTION OF REMEDIES.

     14.1 Indemnification. In addition to any other indemnities in this Lease, Tenant will indemnify Landlord for and hold Landlord harmless from Liabilities arising from or in connection with: acts or omissions of Tenant or its Affiliates or the conduct of Tenant's business; Tenant's breach of or default under this Lease; and claims by Tenant's Affiliates or other persons if Landlord declines to consent to any act, event or document requiring Landlord's consent under this Lease. Tenant will not be required to pay to or indemnify Landlord for special, indirect, consequential, punitive or similar damages by reason of this clause, but this limitation will not apply with respect to Section 22 of this Lease nor to any obligations or other Liabilities that Tenant may incur thereunder nor to any damages that Landlord may recover from Tenant thereunder (whether or not such Liabilities or damages thereunder are considered to be special, indirect, consequential, punitive or similar damages).

     14.2 Damage to Persons or Property. Subject to the rest of this Section and the rest of this Lease, Landlord will be liable for damages solely to the extent caused by its own negligence or willful misconduct in breach of this Lease, but Landlord will not be liable for any special, indirect, consequential, punitive or similar damages (including, without limitation, any loss of use or revenue by Tenant or any other person) under any circumstances, or for any Liabilities arising from or in connection with: acts or omissions of Tenant, any other tenants of or occupants of the Building or the rest of Project, any third parties, or their Affiliates, including, without limitation, burglary, vandalism, theft, or criminal or illegal activity; explosion, fire, steam, electricity, water, gas, rain, pollution, contamination, hazardous substances, motor vehicles or any casualties; breakage, leakage, malfunction, obstruction or other defects in Systems and Equipment, or of any services or utilities; any work, demolition, maintenance or repairs permitted under this Lease; any exercise of Landlord's rights under any Laws or under this Lease, including any entry by Landlord or its Affiliates on the Premises in accordance with this Lease; or any of the matters described in Section 24.5. Tenant and Tenant's Affiliates assume the risk of all of these Liabilities and waive all claims against Landlord in connection therewith. Tenant also waives any Laws or rights that would permit Tenant to terminate this Lease, perform repairs or maintenance in lieu of Landlord (or on Landlord's behalf), or offset or withhold any amounts due because of damage to or destruction of the Premises, any repairs or maintenance, or for any other reason. Tenant immediately will notify Landlord of any damage or injury to persons or property and any events which could be anticipated to give rise to any of the foregoing Liabilities. This

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

exculpation of Landlord and all of Tenant's waivers in this Lease will apply to all of Tenant's Affiliates to the greatest extent possible. This Section 14.2 is not meant to reduce the extent of Landlord's obligations to repair or rebuild in any particular circumstance as may be required in Section 12.1 and Articles 16 and 17 or to prevent Tenant from exercising termination rights (if any) specifically granted to Tenant elsewhere in this Lease.

     14.3 Satisfaction of Remedies. Notwithstanding anything in this Lease or elsewhere to the contrary: Tenant and its Affiliates will look solely to Landlord's interest in the Project to satisfy any claims, rights or remedies, and Landlord and its Affiliates, at every level of ownership and interest, have no personal or individual liability of any type, whether for breach of this Lease or otherwise, their assets will not be subject to lien or levy of any type, nor will they be named individually in any suits, actions or proceedings of any type.

15.  PARKING.

     15.1 [INTENTIONALLY OMITTED]

     15.2 Parking. At no additional cost to Tenant (other than Tenant's share of Taxes, insurance and Operating Costs from time to time), Tenant may park in accordance with applicable Laws one hundred fifty (150) passenger cars in assigned spaces or on a non-exclusive basis or a combination thereof, as determined by Landlord, in the parking areas of the Project designated by Landlord from time to time for Tenant's parking (Tenant's current parking areas are shown in Exhibit "A"). Landlord may reasonably: change signs, lanes and the direction of traffic within the parking areas; change, or add parking spaces or areas devoted to parking for Tenant's use; allow free parking or parking with a validation, valet, sticker or other system; promulgate rules and regulations; and take any other actions deemed necessary by Landlord, provided that Tenant always will have access to its number of parking spaces (except to the extent that access is prevented by force majeure or necessary repairs and maintenance) without additional charge, except for Tenant's share of Taxes, insurance and Operating Costs from time to time. Tenant will not park in spaces assigned to other tenants or reserved for visitor parking. If Tenant does not use all of its parking spaces, Landlord may allow others to use those spaces at no charge, subject to Tenant's right to reclaim those spaces immediately as and when legitimately needed for Tenant's parking. Subject to the foregoing, if Tenant converts a portion of the Premises to Office Space as described in Section 13.8, when the Office Space is completed, the total number of cars that Tenant is permitted to park will increase to be equal to the following: 3 cars for each 1,000 square feet of area in the Office Space; and 1.96 cars for each 1,000 square feet of area in the rest of the Premises. However, even if Office Space is created, this additional parking will not be granted in connection with any Office Space created for up to one hundred fifty (150) employees or other personnel occupying the Premises. As a purely hypothetical example, if 20,000 square feet of Office Space is created to accommodate Tenant's initial 150 employees, and 30,000 square feet of Office Space is created to house 100 additional employees, Tenant will have the right to park 181 cars (90 cars for the 30,000 s.f. Office Space created for the 100 additional employees, and 91 cars for the 46,500 s.f. remaining Premises).

16.  DAMAGE OR DESTRUCTION.

     16.1 Repairs. Subject to the rest of this Article and the rest of this Lease, Landlord will repair damage to the Premises caused by casualties insured against under standard "all risk" casualty policies. However, Landlord is not obligated to repair damage for which Tenant or its Affiliates are responsible or for which Landlord has no liability under other provisions of this Lease. Except as may otherwise be required by then applicable Laws, Landlord will attempt to restore the damaged portions to their prior condition, but Landlord is not required to undertake repairs unless insurance proceeds are available, spend more than the net insurance proceeds it actually receives and is permitted to retain for any repair or replacement (unless Tenant first deposits with Landlord an amount equal to one hundred ten percent (110%) of the expected shortfall as reasonably determined by Landlord and agrees in a manner satisfactory to Landlord and its lenders to promptly fund any additional shortfall), or repair or replace any damage to Tenant's property, including but not limited to Tenant's Movable Property or any Alterations. Landlord will begin repairs within a reasonable time after receiving notice of the damage, required building permits or licenses and the insurance proceeds payable on account of the damage.

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     16.2 Election to Terminate.

          (a) Landlord has the option either to repair the casualty damage, or terminate this Lease by delivering written notice within sixty (60) days after the damage occurs, if: the damage occurs during the last year of the term, as it may be extended; or if Tenant is in default (as that term is defined in Section 21 hereinbelow); or in Landlord's reasonable judgment the repairs normally would take more than twelve (12) months to complete (as long as there would be at least one year remaining in the term, as it may be extended, after the expected repair period); or in Landlord's reasonable judgment the repairs normally would take more than one hundred twenty (120) days or more than one-third (1/3) of the remaining term to complete (if there would be less than one (1) year remaining in the term, as it may be extended, after the expected repair period).

          (b) Tenant also has the option to terminate this Lease by delivering written notice to Landlord if: the casualty damages the Premises and renders it untenantable, Landlord is required or elects to repair and the repairs which Landlord is required to make are not substantially completed within ten (10) months after the damage occurs (subject to extension of this period for up to an additional two [2] months for delays caused by force majeure); the damage was not caused by the acts or omissions of Tenant or its Affiliates; Tenant is not in default (as that term is defined in Section 21 hereinbelow); and Tenant delivers its written termination notice to Landlord within fifteen (15) days after the end of Landlord's repair period and Landlord fails to substantially complete within sixty (60) days after receiving this notice. Under these circumstances, this Lease will terminate at the end of this sixty (60)-day period.

     16.3 Abatement of Rent. If the Premises is damaged so as to be untenantable for more than five (5) consecutive business days, or if Tenant's parking is damaged and Landlord is not able to replace any of Tenant's lost parking spaces reasonably promptly and in reasonable proximity and the lack of parking materially adversely affects Tenant's ability to use the Premises for its intended purposes, and Landlord is required or elects to repair the damage, base rent and Tenant's share of Taxes and Landlord's insurance premiums will abate until Landlord has substantially completed the repairs and given Tenant access to the Premises (or Tenant's use of the Premises for its intended purposes no longer is materially impaired), or Tenant reoccupies part of the Premises, whichever is earlier. If Tenant continues to occupy or reoccupies the Premises before substantial completion of these repairs but cannot use substantially all of the Premises because of these ongoing repairs, base rent and Tenant's share of Taxes and Landlord's insurance premiums will abate in proportion to the degree to which Tenant's use of the Premises is impaired, as reasonably determined by Landlord. Base rent and Tenant's share of Taxes and Landlord's insurance premiums will not be abated if the acts or omissions of Tenant or its Affiliates render Landlord unable to collect the rental loss insurance proceeds that otherwise would have been payable to Landlord. The abatement of base rent and Tenant's share of Taxes and Landlord's insurance premiums described above is Tenant's sole remedy against and compensation from Landlord in connection with any damage, destruction or repairs.

17.  CONDEMNATION.
     If all or substantially all of the Premises or the Project is condemned, taken or appropriated by any public or quasi-public authority under the power of eminent domain, police power or otherwise, or if there is a sale in lieu thereof ("Condemned"), this Lease will terminate when title or possession is taken by the condemning authority or its designee. If:

          (a) More than twenty-five percent (25%) of the usable area of the Premises or of Tenant's parking spaces is Condemned, either Landlord or Tenant may terminate this Lease when title or possession is taken by the condemning authority or its designee by delivering written notice to the other within fifteen (15) days thereafter. (But, notwithstanding the foregoing, even if less than twenty five percent (25%) of the usable area of the Premises is Condemned but more than twenty five percent (25%) of Tenant's parking spaces is Condemned, Tenant will not have the right to terminate the Lease if Landlord, at its option, is able to replace any of Tenant's lost parking spaces in excess of the twenty five percent (25%) maximum reasonably promptly and in reasonable proximity to the Project. Landlord also will have the right to terminate this Lease if more than twenty-five percent (25%) of the useable area of the Building or the rest of the Project is Condemned.

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

          (b) Part of the Premises is Condemned and this Lease is not terminated, Landlord will make the necessary repairs so that, to the extent reasonably possible, the remaining part of the Premises will be a complete architectural unit. If part of Tenant's parking is Condemned and this Lease is not terminated, Landlord will if possible under applicable Laws and if commercially reasonable, replace the lost parking so that the ratio of the number of Tenant's parking spaces after the Condemnation compared to the rentable area of the Premises after the Condemnation is not materially less than the ratio of Tenant's total initial parking spaces compared to the initial rentable area of the Premises. Otherwise, Landlord's restoration or replacement will be conducted as described in Section 16.1, except that Landlord will not be required to begin repairs until a reasonable time after it receives any necessary building permits and substantially all of the proceeds of any awards granted for the Condemnation.

All proceeds, income, rent, awards and interest in connection with any Condemnation will belong to Landlord, whether awarded as compensation for diminution of value to the leasehold improvements, or the unexpired portion of this Lease, or otherwise. Tenant waives all claims against Landlord and the condemning authority with respect thereto, but nothing in this Section prevents Tenant from bringing a separate action against the condemning authority for moving costs or for lost goodwill (as long as this separate action does not diminish Landlord's recovery).

18.  ASSIGNMENT AND SUBLETTING.

     18.1 Landlord's Consent Required. Each of the events described in the following Sections 18.1(a) and (b) are hereinafter referred to as a "Transfer", and each person or entity who succeeds to any of the interests of Tenant in the Lease pursuant to a Transfer is hereinafter referred to as a "Transferee":

          (a) Assignment or Subletting. Tenant will not voluntarily, involuntarily or by operation of any Laws assign or sublet the Premises without Landlord's prior written consent in each instance. Any attempt to do so without this consent will be null and void and a default. Without limiting the generality of the foregoing, Tenant will not have the right or power to assign or sublet any portion of the Premises or its rights therein (e.g., Tenant's right to park in its parking areas) except pursuant and incidental to a good faith and valid assignment of this Lease or a good faith and valid sublease of a portion of the Premises.

          (b) Sale, Hypothecation or Mortgage. Tenant will not voluntarily, involuntarily or by operation of any Laws sell, convey, mortgage, subject to a security interest, license, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or the Premises without Landlord's prior written consent in each instance. Any attempt to do so without this consent will be null and void and a default.

     18.2 Notice. Tenant will notify Landlord in writing at least fourteen (14) days before any proposed or pending Transfer and will deliver to Landlord such information as Landlord may reasonably request in connection with the proposed or pending Transfer and the proposed Transferee, including, without limitation, a copy of the proposed Transfer documents, financial statements and other financial information about and banking references for the proposed Transferee, and information as to the type of business and business experience of the proposed Transferee. All of this information must be suitably authenticated.

     18.3 [INTENTIONALLY OMITTED]

     18.4 Standard for Landlord's Consent.

          (a) If Tenant's request for any Transfer is delivered to Landlord during the first (1st) Lease Year and involves the parts of the Premises not used for a data center, then Landlord shall have the right to grant or withhold its consent in its sole and absolute discretion.

          (b) Subject to Section 18.4(a) above, if Tenant's request for a Transfer involves an assignment or subletting, then Landlord will not unreasonably withhold, condition or delay its consent.

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

               (c) If Tenant's request for a Transfer involves a sale, conveyance, mortgage, security interest, license, or other transfer or encumbrance, then Landlord may grant or withhold consent arbitrarily and in its sole and absolute discretion.

               (d) Tenant agrees that the withholding of Landlord's consent will be deemed reasonable if Tenant is in default (as that term is defined in Section 21 below) or Tenant has failed to comply with the rest of this Article, or if any of the following conditions are not satisfied:

                    (i) The proposed assignee or subtenant will use the Premises strictly in accordance with the terms of this Lease.

                    (ii) The business of the proposed assignee or subtenant is consistent with the other uses and the standards of the Project in Landlord's reasonable judgment.

                    (iii) The proposed assignee or subtenant has a credit rating reasonably acceptable to Landlord, and otherwise has sufficient independent financial capabilities to perform all of its obligations under this Lease or the proposed sublease, in Landlord's reasonable judgment, and within the two-year period prior to the Transfer has not been subject to a bankruptcy or reorganization or any proceedings or court-ordered compliance in connection therewith, or had a receiver managing any of its affairs or assets or been subject to criminal judgments.

                    (iv) Neither the proposed assignee or subtenant nor its Affiliates is or has been a tenant or occupant or has engaged in good faith negotiations for space in the Building or in Minuteman Park or in Brickstone Square, located in Andover, Massachusetts, within the six (6) month period before the delivery of Tenant's written notice.

                    (v)   A proposed sublease will not result in more than three
(3) entities or businesses occupying the Premises.

These conditions are not exclusive and Landlord may consider other factors in determining if it should grant or reasonably withhold its consent.

          18.5 Defined Terms.

               (a) For purposes of this Section 18.5, the following terms shall have the following meaning:

                    (i) A "Tenant Affiliated Entity" means and refers to a person, corporation, limited liability company, partnership or other business entity or organization which is a parent corporation of Tenant, or a subsidiary corporation of Tenant, or is under common control of Tenant.

                    (ii) An "Unrelated Entity" means and refers to a person, corporation, limited liability company, partnership or other business entity or organization which is not a Tenant Affiliated Entity.

               (b) An assignment of the Lease or sublease of all or part of the Premises by Tenant to a Tenant Affiliated Entity will be deemed to be a permitted assignment or sublease, will not require the consent of Landlord and will not be subject to the excess or "bonus" rent provisions set forth in
Section 18.7 below, but will be subject to all other provisions of this Article
18. Any Transferee or other acquiring party of all or substantially all of Tenant's assets will be deemed to have assumed all of Tenant's Liabilities under this Lease, and Tenant will make such Transferee or other acquiring party aware of this provision. Sublessees do not have the right, power, authority to further sub-sublease or otherwise Transfer all or any portion of or interest in the space they sublease. A liquidation or dissolution of Tenant will be deemed to be an attempted assignment of this Lease subject to the terms of this Article 18 and the rest of this Lease.

               (c) Any Transferee will be deemed to have assumed all of Tenant's obligations and Liabilities under this Lease (all of which shall be deemed to run with the land) and will be deemed to be bound by this Lease, and Tenant and the assignee will indemnify Landlord and hold it harmless from all Liabilities in connection with the assignment. To confirm the foregoing, a prospective Transferee (other than a sublessee) will be required to execute and deliver to Landlord an unconditional written assumption of Tenant's Liabilities under this Lease and the indemnity described above, and Tenant and the Transferee will be deemed to be jointly and severally liable for all Liabilities of the tenant under this Lease and any existing and future amendments thereto (although such a written assumption shall not be required to establish the full liability of the Transferee for all of Tenant's Liabilities under this Lease). A sublease will be deemed to be subject and subordinate to this Lease in all respects. Tenant and the subtenant will indemnify Landlord and hold it harmless from all Liabilities in connection with the sublease. The subtenant will acquire no rights or claims against Landlord or its Affiliates and will not have the right to enforce any of Tenant's rights and remedies under this Lease against Landlord. If this Lease is terminated or Landlord rightfully reenters or repossesses the Premises, Landlord may terminate the sublease, or at its option, become the sublessor under the sublease and the subtenant will attorn to Landlord, but Landlord will not be liable for Tenant's acts or omissions, subject to any existing defenses or offsets against Tenant or bound by any amendment to the sublease made without Landlord's prior written consent. By entering into a sublease, Tenant and the sublessee agree that if the sublessee breaches an obligation under its sublease which would also constitute a default by Tenant under this Lease if not cured within applicable grace periods, then Landlord will have all of the rights and remedies against the subtenant that is also has against Tenant for such a default. Without limiting the generality of the foregoing, Landlord will be permitted (by assignment of the cause of action or otherwise) to join the Tenant in any action or proceeding against subtenant or to proceed against the subtenant directly in the name of Tenant to enforce these rights and remedies. Tenant will cooperate with Landlord and execute such documents as may be reasonably necessary to implement these rights granted to Landlord. The exercise of these rights and remedies will not constitute an election of remedies and will not in any way impair Landlord's right to pursue other or similar rights and remedies directly against Tenant, nor will the grant or exercise of these rights or remedies result in the subtenant acquiring any rights or claims against Landlord or its Affiliates.

         18.6 No Release of Tenant. Whether or not Landlord consents, no Transfer will release or alter the primary liability of Tenant and the transferor to pay rent and perform all of Tenant's other obligations under this Lease. However, if NaviSite, Inc. validly assigns this Lease, it will not be deemed to be in default hereunder until and unless it first receives written notice of the Tenant's default and then fails to cure that default within the applicable cure periods set forth in this Lease. The acceptance of rent by Landlord from any person other than Tenant is not a waiver by Landlord. Consent to one Transfer will not be deemed to be consent to any subsequent Transfer. If any Transferee defaults under this Lease, Landlord may proceed directly against the Transferee and/or against Tenant without proceeding or exhausting its remedies against the other. After any Transfer, Landlord may consent to subsequent Transfers of or amendments to this Lease without notifying Tenant or any other person, without obtaining consent thereto, and without relieving Tenant of liability under this Lease (as it may be modified), except that Tenant's aggregate monetary liability under this Lease, as it may be modified, will not be greater than it would have been under this Lease without the modification.

         18.7 Additional Terms. Tenant will pay Landlord's reasonable attorneys' fees and other costs in connection with any request for Landlord's consent to a Transfer. To be effective all assignments and subleases must always prohibit any further assignment, subleasing or other Transfer and state that they are subject and subordinate to the terms of this Lease. Subject to Section 18.5, Tenant and its Affiliates will not, directly or indirectly, take an assignment or sublease from, or otherwise occupy premises leased to, any existing or future tenants (or their assignees, sublessees or successors) of space in the Building or in the rest of Minuteman Park or in Brickstone Square, located in Andover, Massachusetts. The surrender of this Lease or its termination will not be a merger, but Landlord will have the right to terminate all subleases and the occupancy rights of all Transferees. Tenant will pay to Landlord as additional rent: fifty percent (50%) of all consideration as and when paid for or by reason of any assignment of this Lease; and, in the case of a sublease, fifty percent (50%) of the amount by which the sublease rent and other consideration as and when paid for the sublease (less the sublessee's pro-rata payment of real estate taxes and insurance, to the extent paid, and less reasonable costs paid by Tenant to unaffiliated third parties specifically and directly for the sublease, such as tenant improvement costs and brokerage commissions) exceeds the base rent for the sublease term (pro rated for the square footage subleased). At Landlord's option, Landlord may collect all or any part of this additional rent directly from the payor, and consideration paid or payable will be defined in its broadest sense.

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         18.8 Collocation Activities Not A Transfer. Notwithstanding anything in this Lease to the contrary, the following activities (collectively, "Collocation Activities") shall not constitute a Transfer of the Lease or the Premises, Tenant shall not be required to secure Landlord's consent prior to conducting Collocation Activities, and Tenant shall not, as a consequence of conducting Collocation Activities, be required to pay Landlord any excess or "bonus rent" (and revenue received by Tenant from Collocation Activities will be exempt from the applicable provisions in Section 18.7 hereinabove), provided that in all cases the Collocation Activities are otherwise subject to all of the terms of this Lease and do not involve the occupancy of space in the Premises by personnel other than for the sole purposes set forth in Section 18.8(c):

              (a) The placement of computer equipment, servers, routers and other telecommunications and electronic equipment and devices ("Third Party Equipment") owned by third parties ("Third Parties") in specified portions of the Premises pursuant to an agreement with Tenant, whereby Tenant connects the Third Party Equipment to electrical power and the internet and provides electronic, computer, data and telecommunication services to the Third Party and to the Third Party Equipment ("Collocation Services");

              (b) The granting to Third Parties of a license, sublicense, lease, sublease or other similar agreement whereby the Third Party has the right to place its Third Party Equipment in designated locations within the Premises; and

              (c) The granting to Third Parties of the right to temporarily enter portions of the Premises to operate, repair, maintain, change, remove and/or replace their Third Party Equipment.

19.      MORTGAGEE PROTECTION.

         19.1 Subordination and Attornment. This Lease is subordinate to all Superior Leases and Mortgages (defined in Section 24.4), and Tenant will attorn to each person or entity that succeeds to Landlord's interest under this Lease, provided that such person or entity agrees in writing not to disturb Tenant's rights under this Lease as long as Tenant is not in default. This Section is self-operative, but if requested to confirm a subordination, non-disturbance and/or attornment, Tenant will execute the form subordination, non-disturbance and attornment agreements furnished by the then-current lessor or mortgagee under any of the Superior Leases and Mortgages (a "Landlord's Mortgagee") within ten (10) days after request, provided that such agreements are not materially more adverse to Tenant with respect to any of Tenant's substantive rights under this Lease than any (or all) of the forms attached hereto as Exhibit "G." However, if a Landlord's Mortgagee elects in writing, this Lease will be superior to its Superior Lease and Mortgage specified, regardless of the date of recording, and Tenant will execute an agreement confirming this election on request. Provided that Tenant does not default, and on the specific written request of Tenant, Landlord will request that the then-current Landlord's Mortgagees offer to execute their then-current standard form subordination, non-disturbance and attornment agreements with Tenant. If for any reason such offers are not extended or such agreements are not signed, it will not be a default by Landlord, this Lease will continue in full force and effect subject to its terms, and Tenant' obligations and other Liabilities under this Lease will not be deemed waived, canceled, reduced , modified, or otherwise affected in any way.

         19.2 Mortgagee's Liability. The obligations and Liabilities of Landlord, Landlord's Mortgagees or their successors under this Lease will exist only if and for so long as each of these respective parties owns fee title to the Project or is the lessee under a ground lease of the Project. Tenant will be liable to Landlord's Mortgagees or their successors if any of those parties become the owner of the Premises for any base rent paid more than thirty (30) days in advance. Landlord's Mortgagees and their successors will not be liable for: (a) acts or omissions of prior owners; (b) the return of any security deposit or Letter of Credit not delivered or credited to them (and Landlord agrees to deliver or credit Tenant's unapplied security deposit [if Tenant ever makes a security deposit to Landlord under this Lease] to Landlord's Mortgagees if they succeed to Landlord's interest under this Lease); or (c) amendments to this Lease made without their consent (if their consent is required under a Superior Lease or Mortgage).

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         19.3 Mortgagee's Right to Cure. No act or omission (if any) which otherwise entitles Tenant under the terms of this Lease to be released from any Lease obligations or to terminate this Lease will result in such a release or termination unless Tenant first gives written notice of the act or omission to Landlord and Landlord's Mortgagees and those parties then fail to correct or cure the act or omission within ninety (90) days thereafter, or such longer period of time as may be commercially reasonable if necessary to allow the Landlord's Mortgagees to acquire title to the Project in order to cure the act or omission. Nothing in this Section or the rest of this Lease obligates Landlord's Mortgagees to correct or cure any act or omission or is meant to imply that Tenant has the right to terminate this Lease or be released from its obligations unless that right is explicitly granted elsewhere in this Lease.

20.      ESTOPPEL CERTIFICATES.

         Landlord or Tenant or Guarantor will from time to time, within fifteen
(15) days after request by the other, execute and deliver an estoppel certificate in form satisfactory to the other which will certify (except as may be noted) such information concerning this Lease and/or the Guaranty as the other may request.

21.      DEFAULT.

         The occurrence of one or more of the following events will be a default by Tenant under this Lease: (a) the abandoning of the Premises; (b) the failure to pay rent or any other required amount within seven (7) days after written notice that the payment is due; (c) a default as provided in Article 23 hereinbelow; (d) the failure to comply with the terms of Article 25 within five
(5) days after written notice; (e) a Transfer in violation of Article 18; (f) a default by the Guarantor under its Guaranty; (g) the failure to maintain its required insurance policies within seven (7) days after written notice (although Tenant still will pay and be responsible for all Liabilities incurred by Landlord as a result of Tenant's failure to maintain its required insurance policies, whether or not such failure is subsequently cured); or (h) the failure to comply with or perform any other obligation, term or condition for which there is a specified time for compliance or performance set forth in this Lease within five (5) days after written notice of such failure; if no time period is specified, it will be a default if this failure continues for fifteen (15) days after written notice from Landlord to Tenant, but if more than fifteen (15) days are reasonably required to cure, Tenant will not be in default if Tenant begins to cure within the fifteen (15) day period and then diligently completes the cure as soon as possible but within ninety (90) days after the notice of default is given (but this 90-day limitation will not apply if Tenant's failure to comply involves its failure to complete structural repairs if more than 90 days is reasonably required to diligently complete such repairs). Whenever the term "default" is used in this Lease, it shall mean and refer to a default as described in this Article 21, including applicable notice and cure periods. If Tenant defaults, unless Landlord subsequently gives another written notice of default to Tenant (provided that the original default initially required Landlord to send a written notice as set forth above) and Tenant fails to cure that default within ten (10) days after that subsequent notice of default, Landlord will not have the right to terminate this Lease nor will that default cause Tenant to lose its rights with respect to the Additional Signs under
Section 11(e). At its option, Landlord will have the right to withhold in whole or in part payment and/or performance of any its obligations that are premised on the absence of a default until and unless such a cure is tendered within that subsequent 10-day period. If Tenant fails to cure within that subsequent 10-day period, Landlord will have the right to terminate if it wishes, and in any case Tenant will lose those rights. Nothing in this Article 21 will be deemed to limit in any way Landlord's rights and remedies hereunder, at law or in equity in connection with a default, and notwithstanding the foregoing or anything else to the contrary, Landlord will not be required to give that subsequent notice of default more than twice in any 12-month period if the defaults involve the non-payment of money, and in such case Landlord's single notice of default will suffice.

22.      REMEDIES FOR DEFAULT.

         22.1 General. If Tenant defaults, Landlord may at any time thereafter, with or without notice or demand, do any or all of the following: (a) give Tenant written notice stating that the Lease is terminated, effective on the giving of notice or on a date stated in the notice, as Landlord may elect, in which event this Lease will terminate without further action; (b) with or without process of law or notice, and with or without terminating this Lease, terminate Tenant's right of possession and enter and repossess the Premises either by force or otherwise, and expel Tenant and Tenant's Affiliates, and remove their property and effects, without being guilty of trespass; and (c) pursue any other right or remedy now or hereafter available to Landlord under this Lease or at law or in equity.

         22.2 Tenant's Obligations. If any default, termination, reentry or dispossess occurs:

              (a) All rent provided for in this Lease to the time of the default will become due and will be paid to the time of the default, termination, reentry or dispossess, together with such costs as Landlord may incur for attorneys' fees and costs, inspection, brokerage fees, putting the Premises in good order, condition and repair and/or for preparing and improving the Premises for re-letting.

              (b) Landlord may, at its sole option, re-let all or any portion of the Premises on terms satisfactory to Landlord in its sole discretion, either in its own name or otherwise, for a term or terms which may, at Landlord's option, be more or less than the balance of the term of this Lease and pursuant to one or more leases, and Landlord may grant concessions, tenant allowances and/or free rent, among other things.

              (c) Subject to Section 22.2(e), whether or not the Premises are re-let, Tenant will pay punctually to Landlord all of the rent and other sums and perform all of Tenant's obligations for the entire Lease term (assuming the original expiration date and any exercised options) in the same manner and at the same time as if this Lease had not been terminated.

              (d) If Landlord re-lets the Premises, Tenant will be entitled to a credit in the net amount of the rent actually received by Landlord from the re-letting, after deducting all expenses described in Sections 22.2(a) and 22.2(f) and the costs of collecting the rent. Rent received by Landlord after re-letting first will be applied against Landlord's expenses as described above until those expenses are recovered. Until recovery of those expenses, Tenant will pay as and when due all amounts it is required to pay under this Lease. Tenant's obligations prior to any re-letting and recovery of expenses will not be diminished even if the re-letting is for a rent higher than the rent hereunder. When and if these expenses have been completely recovered, and subject to the rest of this Section, amounts collected by Landlord from the re-letting that have not previously been applied will be credited against Tenant's obligations to the extent arising on or before the date of collection by Landlord, and otherwise when each payment would fall due under this Lease, and only the net amount thereof will be payable by Tenant. Amounts received by Landlord from re-letting for any period will be credited only against obligations of Tenant allocable to that period or periods prior thereto, and not against Tenant's obligations accruing after that period, nor will any credit be given to Tenant for amounts received by Landlord for any period after the original expiration date of this Lease.

              (e) At Landlord's option, in lieu of other damages, Landlord may, by written notice to Tenant at any time after Tenant's default, elect to recover, and Tenant will thereupon pay, as liquidated damages, an amount equal to the excess, if any, of: (i) the present value (assuming a 7% discount rate) of the total rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease term (assuming the original expiration date and any exercised Extension Options) if the default had not occurred plus all of the expenses described in Sections 22.2(a) and 22.2(f); less (ii) the present value (assuming a 7% discount rate) of the cash rental to be paid to Landlord for any lease or leases of the Premises actually executed by Landlord at the time Landlord exercises its option, subject to Subsection (d) above.

              (f) No action of Landlord in connection with any re-letting, or failure to re-let or collect rent under such re-letting, will operate or be construed to release or reduce Tenant's Liabilities hereunder. Without limiting any of the foregoing provisions, and in addition to any other amounts that Tenant is otherwise obligated to pay, Tenant agrees that Landlord may recover from Tenant all costs and expenses, including attorneys' fees and costs, incurred by Landlord in enforcing this Lease from and after Tenant's default.

         22.3 Redemption. Tenant waives any and all rights of redemption granted by or under any Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease, or otherwise.

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

         22.4 Performance by Landlord. If Tenant defaults or fails to perform any of its obligations under this Lease, Landlord, without waiving or curing the default or failure, may, but will not be obligated to, perform Tenant's obligations for the account and at the expense of Tenant. Notwithstanding anything in this Lease to the contrary, in the case of an emergency or to prevent damage or injury or protect health, safety or property, Landlord need not give any notice before performing Tenant's obligations. Tenant will pay on demand all costs and expenses incurred by Landlord in connection with Landlord's performance of Tenant's obligations, and Tenant will indemnify Landlord for and hold Landlord harmless from all Liabilities incurred by Landlord in connection therewith.

         22.5 Post-Judgment Interest. The amount of any judgment obtained by Landlord against Tenant in any legal proceeding arising out of Tenant's default under this Lease will bear interest until paid at the Bank of America announced prime rate plus two percent (2%), or the maximum rate permitted by law, whichever is less. Notwithstanding anything to the contrary contained in any Laws, with respect to any damages that are certain or ascertainable by calculation, interest will accrue from the day that the right to the damages vests in Landlord, and in the case of any unliquidated claim, interest will accrue from the day the claim arose.

23.      [SEE EXHIBIT "F"]

24.      GENERAL PROVISIONS.

         24.1 Holding Over. Tenant will not hold over in the Premises after the end of the Lease term without the express prior written consent of Landlord. Tenant will indemnify Landlord for, and hold Landlord harmless from, any and all Liabilities arising out of or in connection with any holding over, including, without limitation, any claims made by any succeeding tenant and any loss of rent suffered by Landlord. If, despite this express agreement, any tenancy is created by Tenant's holding over, except as specifically set forth in the next sentence the tenancy will be a tenancy at sufferance terminable immediately at Landlord's sole option on written notice to Tenant, but otherwise subject to the terms of this Lease, except that the most recent annual base rent will be doubled. Nothing in this Article or elsewhere in this Lease permits Tenant to hold over or in any way limits Landlord's other rights and remedies if Tenant holds over.

         24.2 Entry By Landlord.

              (a) Subject to rest of this Section, Landlord and its Affiliates will have the right to enter the Premises only if on at least twenty four (24) hours prior notice from Landlord. If Tenant makes a representative available after such notice, Landlord will enter accompanied by such a representative, and in such cases Landlord will comply with security procedures of Tenant, provided that they do not unreasonably interfere with the exercise of Landlord's rights under this Lease. Subject to the foregoing and the rest of this Section, Landlord and its Affiliates at all times will have the right to enter the Premises, and Landlord will retain (or be given by Tenant) keys to unlock all the doors to or within the Premises, excluding doors to Tenant's vaults and files. Notwithstanding the foregoing or anything else to the contrary, Landlord and its Affiliates will have the right to use any means necessary to enter the Premises if Landlord believes there is an emergency or that entry is necessary to prevent damage or injury or protect health, safety or property, and in such event Landlord will be required to give only such notice (if any) that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so). Such entry to the Premises and the exercise of Landlord's rights will not, under any circumstances, be deemed to be a default, a forcible or unlawful entry into or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof, nor will it subject Landlord to any Liabilities or entitle Tenant to any compensation, abatement of rent or other rights and remedies.

              (b) Notwithstanding Subsection (a) above or anything else to the contrary, although the lobby area of the Premises, the MBF rooms and the Penthouse area of the Premises, all as shown in Exhibit "A-1" (the "Lobby Area," the "MBF Rooms," and the "Penthouse," respectively) will remain part of the Premises, Tenant understands and agrees that: Tenant's use of the Lobby Area, the MBF Rooms and the Penthouse is non-exclusive, and Landlord may allow others to use those areas; the Lobby Area may be freely used by Landlord and other tenants, occupants and invitees

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

in the Building at all times for access, ingress and egress from the Ground Floor of the Building to the Second Floor and other areas of the Building and the Project; Tenant may not alter or reconfigure the Lobby Area, the MBF Rooms and the Penthouse without Landlord's prior written consent nor may Tenant close any of them at any time, whether before, during or after business hours, or deny access to others permitted by Landlord to use them, except to the extent previously approved by Landlord in writing; Landlord may permit the installation of signage in the Lobby Area identifying the other tenants and occupants in the Building; Landlord may provide security personnel to staff the reception desk in the Lobby Area, and if it does the costs therefor will be part of Operating Costs; and Landlord and its designees will have the right to freely access and use the MBF Rooms and the Penthouse and install Systems and Equipment therein. Access to the MBF Rooms, but not the Lobby Area or the Penthouse, will be subject to the terms of Section 24.2(a) above.

     24.3 Brokers. Tenant represents and warrants that it has had no dealings with any agent, broker, finder or other person who is or might be entitled to a commission or other fee from Landlord in connection with this or any related transaction.

     24.4 Quiet Enjoyment. So long as Tenant pays all rent and performs its other obligations as required, Tenant may quietly enjoy the Premises without hindrance or molestation by Landlord or any person lawfully claiming through or under Landlord, subject to the terms of this Lease and the terms of any Superior Leases and Mortgages, and all other agreements or matters of record or to which this Lease is subordinate. As used in this Lease, the term "Superior Leases and Mortgages" means all present and future ground leases, underlying leases, mortgages, deeds of trust or other title exceptions, and all renewals, modifications, consolidations, replacements or extensions thereof and advances made thereunder, affecting all or any portion of the Project.

     24.5 Security. Tenant is solely responsible for providing security for the Premises and Tenant's personnel. Without limiting the generality of this Article, Tenant agrees that: (a) Landlord may, but will not be required to, supply security personnel and systems for the Building, and remove or restrain unauthorized persons and prevent unauthorized acts; (b) Landlord will incur no Liabilities for failing to provide security personnel or systems or, if provided, for acts, omissions or malfunctions of the security personnel or systems; and (c) Landlord and its Affiliates make no representations or warranties of any kind in connection with the security or safety of the Premises or the rest of the Project.

     24.6 Obligations; Successors; Recordation. If Tenant consists of more than one person or entity, the obligations and liabilities of those persons or entities are joint and several. Time is of the essence of this Lease. Subject to the restrictions in Article 18, this Lease inures to the benefit of and binds Landlord, Tenant and their respective Affiliates. Tenant will not record this Lease but Tenant may record a memorandum of this Lease, in form satisfactory to Landlord, to comply with the Massachusetts statutory notice provisions. If this Lease expires or is terminated, this memorandum will be deemed null and void and removed from title, and Tenant will execute and record such documents as may be necessary to accomplish this at Landlord's request, and if Tenant refuses to do so, Landlord may execute and record such documents in Tenant's name or in its own name.

     24.7 Late Charges. If any rent or other amounts payable by Tenant are not received within five (5) days after the due date, Tenant will pay to Landlord on demand a late charge equal to five percent (5%) of the overdue amount, and if not received within ten (10) days after the due date, the amounts also will bear interest from the due date until paid at the interest rate in Section 22.5. Collection of these late charges and interest will not: be a waiver or cure of Tenant's default or failure to perform; be deemed to be liquidated damages, an invalid penalty or an election of remedies; or prevent Landlord from exercising any other rights and remedies.

     24.8 Accord and Satisfaction. Payment by Tenant or acceptance by Landlord of less than the full amount of rent due is not a waiver, but will be deemed to be on account of amounts next due, and no endorsements or statements on any check or any letter accompanying any check or payment will be deemed an accord and satisfaction or binding on Landlord. Landlord may accept the check or payment without prejudice to any of Landlord's rights and remedies, including, without limitation, the right to recover the full amount due.

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

     24.9 Prior Agreements; Amendments; Waiver. This Lease is an integrated document and contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and supersedes all prior agreements or understandings relating to the subject matter herein. This Lease may not be amended except by an agreement in writing signed by the parties. All waivers must be in writing, specify the act or omission waived and be signed by Landlord. No other alleged waivers will be effective, including, without limitation, Landlord's acceptance of rent, collection of a late charge or application of a security deposit. Landlord's waiver of any specific act, omission, term or condition will not be a waiver of any other or subsequent act, omission, term or condition.

     24.10 Representations; Inability to Perform. Landlord and its Affiliates have not made, and Tenant is not relying on, any representations or warranties of any kind, express or implied, with respect to the Premises or this transaction. Landlord will not be in default nor incur any Liabilities if it can't fulfill any of its obligations, or is delayed in doing so, because of accidents, breakage, strike, labor troubles, war, sabotage, governmental regulations or controls, inability to obtain materials or services, acts of God, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control (i.e., "force majeure"); provided, however, that this will not be deemed to extend the time periods in Article 16, except to the extent that extension for force majeure is specifically permitted as provided therein.

     24.11 Legal Proceedings. In any action or proceeding involving or relating in any way to this Lease, the court or other person or entity having jurisdiction in such action or proceeding will award to the party in whose favor judgment is entered the actual attorneys' fees and costs incurred. Tenant also will indemnify Landlord for, and hold Landlord harmless from and against, all Liabilities incurred by Landlord if Landlord becomes or is made a party to any proceeding or action: (a) involving Tenant and any third party, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant (except and strictly to the extent that Landlord is finally determined to be a joint tortfeasor with Tenant against such third party); or (b) necessary to protect Landlord's interest under this Lease in a proceeding under the Bankruptcy Code. Unless prohibited by law, Tenant waives the right to trial by jury in all actions involving or related to this Lease, the Premises, the Project, or any collateral or subsequent agreements between the parties, and any right to impose a counterclaim in any proceeding brought for possession of the Premises as a result of Tenant's default. Tenant also submits to and agrees not to contest the sole and exclusive jurisdiction of the state and federal courts located in Massachusetts to adjudicate all matters in connection with this Lease or involving Landlord or Landlord's Affiliates in any way, and Tenant agrees that it will bring all suits and actions only in such Massachusetts courts and not to seek a change of venue. Service on any one or more of the individuals comprising Tenant will conclusively be deemed service on all of those individuals. In any circumstance where Tenant is obligated to indemnify or hold harmless Landlord under this Lease, that obligation also will run in favor of Landlord's Affiliates, and will include the obligation to protect Landlord and its Affiliates, and defend them with counsel acceptable to Landlord, and Tenant will pay when due all attorneys' fees and costs. These obligations to indemnify, hold harmless, protect and defend will survive the expiration or termination of this Lease.

     24.12 Ownership; Invalidity; Remedies; Choice of Law. As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Project. Upon each conveyance (whether voluntary or involuntary) of fee title, the conveying party will be relieved of all Liabilities and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission occurring after the date of such conveyance. Landlord may Transfer all or any portion of its interests in this Lease or the Project without affecting Tenant's obligations and Liabilities under this Lease. Tenant has no right, title or interest in the name of the Building or the Project, and may use these names only to identify its location. Any provision of this Lease which is invalid, void or illegal will not affect, impair or invalidate any of the other provisions and the other provisions will remain in full force and effect. Landlord's rights and remedies are cumulative and not exclusive. This Lease is governed by the laws of Massachusetts applicable to transactions to be performed wholly therein.

     24.13 Expense; Consent. Unless otherwise provided in this Lease, a party's obligation will be performed at that party's sole cost and expense, except when Landlord is performing Tenant's obligations because of Tenant's default or failure to perform or as otherwise permitted in this Lease. Except where it is expressly provided that Landlord will not unreasonably withhold its consent or approval or exercise its judgment reasonably, Landlord may grant or withhold its consent or approval and exercise its judgment arbitrarily and in its sole and absolute discretion and without dispute by

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

Tenant. In any dispute involving Landlord's withholding of consent or exercise of judgement, the sole right and remedy of Tenant and its Affiliates is declaratory relief (i.e., that such consent should be granted where Landlord has agreed not to unreasonably withhold its consent) pursuant to arbitration in Massachusetts conducted by the American Arbitration Association utilizing its expedited arbitration procedures, and Tenant and its Affiliates waive all other rights and remedies, including, without limitation, claims for damages.

     24.14 Presumptions; Exhibits; Submission; Net Lease. This Lease will be construed without regard to any presumption or other rule requiring construction or interpretation against the party drafting the document. The titles to the Articles and Sections of this Lease are not a part of this Lease and will have no effect on its construction or interpretation. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular, and the masculine, feminine and neuter genders each include the others, and the word "person" includes individuals, corporations, partnerships or other entities. All exhibits and riders attached to this Lease are incorporated in this Lease by this reference, and if there is any conflict with the rest of this Lease, the riders will control. The submission of this Lease to Tenant or its broker, agent or attorney for review or signature is not an offer to Tenant to lease the Premises or the grant of an option to lease to Premises. This Lease will not be binding unless and until it is executed and delivered by both Landlord and Tenant. This Lease is intended to be a completely "triple net" lease, unless specifically otherwise provided in this Lease.

     24.15 Cooperation. Tenant will, at its expense, cooperate with Landlord in all respects in connection with this Lease, Landlord's ownership, operation, management, improvement, maintenance and repair of the Project, and Landlord's exercise of its rights and obligations under this Lease.

     24.16 Notices. All notices, demands or communications required or permitted under this Lease (the "Notices") will be in writing and personally (by hand or recognized overnight courier) or electronically delivered, or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant will be delivered to the address for Tenant in Section 1.1(j). Notices to Landlord will be delivered to the addresses for Landlord in Section 1.1(k). Notices will be effective on the earlier of: delivery; or, if mailed, three (3) days after they are mailed in accordance with this Section.

     24.17 [INTENTIONALLY OMITTED]



     24.18 Other Defined Terms.


           (a) "Affiliates" means: partners, directors, officers, shareholders, agents, employees, parents, subsidiaries, affiliated parties, invitees, licensees, concessionaires, contractors, subcontractors, successors, assigns, subtenants, and representatives. However, where Tenant under this Lease releases Landlord's Affiliates from Liabilities, Tenant will not be deemed to have released Landlord's contractors and subcontractors if such parties are completely independent from Landlord and otherwise are not Affiliates of Landlord.

           (b) "cafeteria charges" means an amount payable by Tenant if and for so long as Landlord causes or permits a cafeteria or food service facility to be operated in the Project that is available for use by Tenant's employees. Cafeteria Charges will be payable together with and as part of Operating Costs, and notwithstanding anything to the contrary, Tenant's Percentage thereof will be deemed to be Sixty Cents ($0.60) per annum per square foot of agreed rentable area in the Premises, which annual amount per square foot will be increased at the beginning of each calendar year during the term by two percent (2%) over the previous scheduled annual amount per square foot. Tenant will have the right to terminate its obligation to pay cafeteria charges effective as of the end of the sixth (6) month after the Rent Commencement Date if it unconditionally notifies Landlord in writing prior to that date. Otherwise, the cafeteria charges will continue as described in the first two sentences above.

           (c) "common areas" means the common areas of the Project not held for lease by Landlord. Landlord reserves all rights in connection with the common areas, including, without limitation, the right to alter the common areas, provided that Tenant still will have access to the Premises, a loading dock, and its allocated amount of parking, except during emergencies, force majeure or while repairs or maintenance are being performed. Subject to any non-exclusive rights to the extent specifically granted to Tenant in this Lease, and without limiting any of Landlord's rights in this Lease, Landlord reserves all rights to the interior of the walls, floors and ceilings in the Premises and the rest of the Building, including, without limitation, the right to install, remove, replace, or alter Systems and Equipment therein or thereon as may be required for other leasable areas in the Building or otherwise, provided that the exercise of such rights do not materially adversely affect Tenant's use of the Systems and Equipment.

           (d) "Laws" means: laws, codes, decisions, ordinances, rules, regulations, licenses, permits, and directives of governmental and quasi-governmental officers, including, without limitation, those relating to building and safety, fire prevention, health, energy conservation, hazardous substances and environmental protection.

           (e) "Liabilities" means: all costs, damages, claims, injuries, liabilities and judgments, including, without limitation, attorneys' fees and costs (whether or not suit is commenced or judgment entered).

           (f) "Systems and Equipment" means: all HVAC, plumbing, mechanical, electrical, lighting, water, gas, sewer, safety, sanitary and any other utility or service facilities, systems and equipment, and all pipes, ducts, poles, stacks, chases, conduits and wires.

25.  HAZARDOUS SUBSTANCES.

     Without limiting the generality of any portion of this Lease, Tenant and its Affiliates will:

     (a) Not store, handle, transport, use, process, generate, discharge or dispose of any hazardous, toxic, corrosive, dangerous, explosive, flammable or noxious substances, gasses or waste, whether now or hereafter defined under any Laws or otherwise (collectively, "hazardous substances"), from, in or about the Premises or the rest of the Project or create any release or threat of release of any hazardous substances (except for diesel fuel for the existing backup generators or their replacements, which will be stored by Tenant in a commercially reasonable manner prescribed by Landlord and in any case in accordance with applicable Laws, or small quantities of cleaning and office supplies for normal office use or for cleaning or maintaining Tenant's computer equipment, all in accordance with applicable Laws), nor permit any of the foregoing to occur. If any of the foregoing occur, or if Landlord in good faith believes that any of the foregoing have occurred or are likely to occur or that Tenant and its Affiliates are not complying fully with the requirements of this Article, in addition to any other rights and remedies of Landlord, Tenant and its Affiliates immediately will cease the acts or omissions and in addition to any other rights and remedies (all of which are cumulative), at Landlord's request Tenant will take such actions as may be required by Laws and as Landlord may direct to cure or prevent the problem. Tenant and its Affiliates will comply fully with all Laws and insurance requirements in connection with or related to hazardous substances, whether now or hereafter existing, including, without limitation, CERCLA, SARA, RCRA, TSCA, CWA, Chapter 21E of Massachusetts General Laws and any other Laws promulgated by the EPA, OSHA or Commonwealth of Massachusetts. Without limiting the generality of the foregoing, Tenant will be solely responsible for complying with all applicable Laws in connection with the existing chillers and their replacements, and the diesel fuel, the diesel holding tanks and all associated Systems and Equipment for the existing backup generators and chillers and their replacements.

     (b) Immediately pay, and indemnify Landlord for and hold Landlord harmless from, all Liabilities in connection with or arising directly or indirectly from any breach by Tenant or its Affiliates of their obligations in this Article, including, without limitation, the costs of any of the following, whether required by Landlord, applicable Laws or insurance requirements or otherwise: any "response actions" or "responses"; any surveys, "audits", inspections, tests, reports or procedures deemed necessary or desirable by Landlord or governmental or quasi-governmental authorities to determine the existence or scope of any hazardous substances or Tenant's compliance with this Article, and any actions recommended to be taken in connection therewith; compliance with any applicable Laws and insurance requirements; any requirements, directives or plans for the prevention, containment, processing, storage, clean-up or disposal of hazardous substances; the release and discharge of any resulting liens; and any other injury or damage. On the expiration or earlier termination of this Lease, Tenant will leave the Premises and the rest of the Project free of hazardous substances that were stored, handled, transported, used, processed, generated, discharged or disposed of by Tenant or its Affiliates.

     (c) Immediately deliver to Landlord copies of any notices, information, reports, and communications of any type received or given in connection with hazardous substances, including, without limitation, notices of violation and settlement actions from or with governmental or quasi-governmental authorities, reports from Tenant's engineers or consultants, and the results of any analyses conducted by or for Tenant. Tenant specifically grants Landlord the right to participate in all discussions and meetings regarding actual or potential violations, settlements or abatements.

Tenant's failure to comply with the requirements of this Article will be a material default under this Lease. All of Tenant's obligations under this Article will survive the expiration or earlier termination of this Lease.

     IN WITNESS WHEREOF, intending to be legally bound, each party has executed this Lease as a sealed instrument as of the date first set forth above on the date specified below next to its signature.

LANDLORD                                 TENANT
--------                                 ------
FARM ASSOCIATES LIMITED                  NAVISITE, INC., a Delaware corporation,
PARTNERSHIP, a Massachusetts limited
partnership,

By:  Finca-Farm, Inc., a ___________     By:____________________________________
     corporation, General Partner           Name:_______________________________
                                            Title:______________________________
     By:____________________________
        Name:_______________________     By:____________________________________
        Title:______________________        Name:_______________________________
                                            Title:______________________________


                                   EXHIBIT "A"

                           SITE PLAN AND PARKING PLAN

                                  EXHIBIT "A-1"

              PREMISES (INCLUDING LOBBY AREA, MBF ROOMS, PENTHOUSE)

                                   EXHIBIT "B"

                                LEGAL DESCRIPTION

                                  EXHIBIT "B-1"

                              COLLECTION AGREEMENT

                                   EXHIBIT "C"

                             [INTENTIONALLY OMITTED]

                                   EXHIBIT "D"

                                    BASE RENT


                                          Annual Base Rent Per Square Foot
                                          --------------------------------
             Lease Year                of Agreed Rentable Area in the Premises
             ----------                ---------------------------------------

           Until 1/31/2003                            $ 13.85

        2/1/2003 - 1/31/2006                            14.45

        2/1/2006 - 1/31/2009                            14.95

        2/1/2009 - 1/31/2012                            15.65

        2/1/2012 - 1/31/2015                            16.40

        2/1/2015 - 1/31/2018                            17.05
        2/1/2018 - 1/31/2021                            17.85
        2/1/2021 - 1/31/2022                            18.65

NOTE: Although the above schedule covers a longer period, the initial Lease term will expire on 1/31/2012 unless extended or terminated earlier per this Lease.

                                   EXHIBIT "E"

                              RULES AND REGULATIONS

          1. Fire exits and stairways are for emergency use only, and they shall not be used for any other purposes. Tenant shall not encumber or obstruct, or permit the encumbrance or obstruction of or store or place any materials on any of the sidewalks, plazas, entrance, corridors, elevators, fire exits or stairways of the Building or the rest of the Project.

          2.   [INTENTIONALLY OMITTED]

          3. Any person whose presence in the Project at any time shall, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Project or its tenants may be denied access to the Project or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion the Landlord may prevent all access to the Project or the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property. The Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Project under the provisions of this rule.

          4. No awnings or other projections over or around the windows shall be installed by Tenant and only such window blinds as are permitted by the Landlord shall be used in Tenant's premises.

          5. Hand trucks shall not be used in any space, or in the public halls of the Building in the delivery or receipt of merchandise, except those equipped with rubber tires and side guards. Tenant shall repair all damage to floors in the Building caused by its use of material-handling equipment and, if requested by Landlord, Tenant shall install at its expense suitable floor covering to protect the floors and shall remove such floor covering (and repair any damage caused by the removal) at its expense at the expiration or earlier termination of this Lease.

          6. All entrance doors in Tenant's premises shall be kept locked when Tenant's premises are not in use. Entrance doors shall not be left open at any time.

          7. Nothing shall be done or permitted in Tenant's premises which would damage or impair any of the Systems or Equipment, nor shall there be installed by Tenant any Systems or Equipment or other equipment of any kind which, in Landlord's judgment, could result in such damage or impairment. No dangerous, inflammable, combustible or explosive object or material shall be brought into the Building by Tenant or with the permission of Tenant.

          8. Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord's consent or approval, such tenant agrees to pay Landlord as additional rent, on demand, a processing fee in a sum equal to the fees of any architect, contractor, engineer and attorney employed by Landlord to review said plan, agreement or document. If Tenant at any time is not a publicly traded entity whose financial statements are publicly available, within fifteen
(15) days after Landlord's request from time to time, Tenant shall deliver to Landlord Tenant's financial statements, including a balance sheet, income statements and bank references, and until and unless those financial statements are publicly available or disclosure is required under applicable Laws, Landlord will make a good faith effort to keep them confidential and not disclose them except to its current or prospective lenders, investors, partners, or purchasers, or its or their respective partners, employees, officers, representatives, accountants, or attorneys, and it will instruct such parties to keep such financial statements confidential to the same extent.

          9. No acids, vapors hazardous or other materials shall be discharged or permitted to be discharged into the waste lines, ducts, vents or flues which may damage them or any other portions of the Building or the Project. The water and wash closets and other plumbing fixtures in or serving any tenant's premises shall not be used for any purpose other than the purpose for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damage resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

          10. No signs, advertisements, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside the premises or the Building without the prior written consent of Landlord. The Tenant shall cause the exterior of any permitted sign to be kept clean, properly maintained and in good order and repair throughout the term of its lease. In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to Tenant. Landlord shall have the right to prohibit any advertising by Tenant which impairs the reputation of the Building or the Project, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

          11.  [INTENTIONALLY OMITTED]

          12. If the Premises becomes infested with vermin, Tenant, at its sole cost and expense, shall cause it to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.

          13. All movers used by Tenant shall be appropriately licensed and shall maintain adequate insurance coverage (proof of such coverage shall be delivered to Landlord prior to movers providing service in and throughout the Building). Tenant shall protect the Building from damage or soiling by Tenant's movers and contractors and shall pay for extra cleaning or replacement or repairs by reason of Tenant's failure to do so.

          14. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

                                   EXHIBIT "F"

                              BANKRUPTCY PROVISIONS

     This Article is incorporated into the Lease as Article 23:

23.  BANKRUPTCY OR INSOLVENCY.


     23.1 Tenant's Interest Not Transferable. Neither Tenant's interest in this Lease nor any estate hereby created in Tenant nor any interest herein or therein will pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code").

     23.2 Default and Termination. If:

          (a) Tenant or Tenant's Guarantor, if any, or its executors, administrators, or assigns, will generally not pay its debts as they become due or will admit in writing its inability to pay its debts, or will make a general assignment for the benefit of creditors; or

          (b) Tenant or Tenant's Guarantor, if any, will commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

          (c) Tenant or Tenant's Guarantor, if any, will take any corporate, partnership or other action to authorize or in furtherance of any of the actions set forth above in subsection (a) or (b); or

          (d) Any case, proceeding or other action against Tenant or Tenant's Guarantor, if any, will be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action: results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof; or remains undismissed for a period of forty-five (45) days, then it will be a default hereunder and this Lease and all rights of Tenant hereunder will automatically cease and terminate as if the date of such event were the original expiration date of this Lease and Tenant will vacate and surrender the Premises but will remain liable as herein provided.

     23.3 Rights and Obligations Under the Bankruptcy Code.

          (a) Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform all obligations of Tenant under this Lease, including, but not limited to, the covenants regarding the operations and uses of the Premises until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all base rent and other rent otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of a petition under any Chapter of the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors (any such rejection being deemed an automatic termination of this Lease); (iv) to give Landlord at least thirty (30) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days prior written notice of any abandonment of the Premises (any such abandonment being deemed a rejection and automatic termination of this Lease); (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

          (b) No default under this Lease by Tenant, either prior to or subsequent to the filing of such petition, will be deemed to have been waived unless expressly done so in writing by Landlord.

          (c) Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (i) the cure of any monetary defaults and the reimbursement of pecuniary loss by the time of the entry of the order approving such assumption and/or assignment (pecuniary loss will include, without limitation, any attorneys' fees and costs and expert witness fees incurred by Landlord in protecting its rights under this Lease, including representation of Landlord in any proceeding commenced under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtor); (ii) the deposit of an additional sum equal to three (3) months' base rent; (iii) the use of the Premises only as set forth in this Lease; (iv) the reorganized debtor or assignee of such debtor in possession or of Tenant's trustee demonstrates in writing that it has sufficient background including, but not limited to, substantial experience in operating businesses in the manner contemplated in this Lease and meet all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) meet all other criteria of 11 U.S.C. Section 365(b)(3); and (v) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (vi) the Premises at all times remains a single unit and no Alterations or physical changes of any kind may be made unless in compliance with the applicable provisions of this Lease.

          (d) Any person or entity to whom this Lease is assigned pursuant to the provisions of the Bankruptcy Code will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee will upon demand execute and deliver to Landlord an instrument confirming such assumption.

     23.4 Construction. The terms of this Article will be in addition to, but not exclusive of, any rights or remedies of Landlord in Article 22 and elsewhere in this Lease or otherwise available at law or in equity, and will not be deemed to limit Landlord, except as may be required by law.

                                   EXHIBIT "G"

            SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENTS

                                    RIDER #1
                                EXTENSION OPTIONS

         1. Landlord grants to Tenant two (2) options to extend the Lease term for an additional term of five (5) years each. Each Extension Option can be exercised only by Tenant delivering to Landlord unconditional written notice of exercise at least eighteen (18) calendar months before the expiration of the applicable term. If for any reason Landlord does not actually receive a notice of exercise when required for one of the Extension Options, that Extension Option and any subsequent Extension Option will lapse and become null and void and there will be no further right to extend the Lease term. The Extension Options are granted to and may be exercised by Tenant on the express condition that, at the time of the exercise and at all times before the beginning of each Extension Option period, Tenant is not in default (and has not committed acts or omissions which would constitute a default with the passage of time or the giving of notice or both). TIME IS ABSOLUTELY OF THE ESSENCE. Landlord will not be required to pay for or perform any work to or for the Premises.

         2. The Extension Options are personal to the Tenant originally named in this Lease, and may not be exercised by or for anyone else. If during the initial term or any Extension Option period Tenant Transfers any part of this Lease or the Premises (except for subleases that all together aggregate less than fifty percent (50%) of the rentable area of the Building when made), at Landlord's written election the Extension Options will lapse and become null and void, whether or not they have been exercised.

         3. The annual base rent per square foot of rentable area for each year of each Extension Option term will be the greater of: (a) the scheduled base rent as set forth in Exhibit "D"; or (b) the "fair rental value" determined in accordance with Section 4 of this Rider #1.

         4. (a) If Landlord and Tenant can't agree on the annual base rent for each year of each Extension Option term at least six (6) months before the beginning of that Extension Option term, then unless otherwise agreed in writing by Landlord and Tenant, Landlord and Tenant will try to agree on a single appraiser at least five (5) months before the beginning of that Extension Option term. If they can agree on a single appraiser in that time period then that appraiser will determine the fair rental value in accordance with this Rider. If Landlord and Tenant can't agree on a single appraiser within this time period, then Landlord and Tenant each will appoint in writing one appraiser not later than four (4) months before the beginning of that Extension Option term. Within fifteen (15) days after their appointment, the two appointed appraisers will appoint in writing a third appraiser. If the two appraisers can't agree, a third appraiser will be appointed by the American Institute of Real Estate Appraisers (or if this organization refuses to act or no longer exists, by an organization deemed by Landlord to be reasonably equivalent thereto) not later than three (3) months before the beginning of that Extension Option term. If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed will determine the fair rental value. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser validly appointed by a party will determine the fair rental value. Appraisers must have at least five (5) years' experience in the appraisal of office property in the area in which the Building is located and be members of professional organizations such as the American Institute of Real Estate Appraisers or the equivalent. The appraiser(s) will be required to provide a written determination of the fair rental value not later than two (2) months before the beginning of that Extension Option term.

             (b) For the purpose of this Lease, the term "fair rental value" means: the annual base rent per square foot of rentable area that a ready and willing tenant would pay for the Premises during the applicable Extension Option term to a ready and willing landlord of that space assuming that such space was exposed for lease on the open market for a reasonable period of time, could be used for any lawful use and was improved to its then-existing level, and that a market-rate construction allowance was offered to and received by such hypothetical tenant (even though such construction allowance will not actually be paid or provided to Tenant). If only a single appraiser is appointed as described above, then that appraiser will determine the fair rental value. Otherwise, the fair rental value will be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount, and the third appraisal will be disregarded.

             (c) If for some reason the fair rental value is not determined before the beginning of the applicable Extension Option term, then Tenant will continue to pay to Landlord the base rent applicable to that space as described in Section 3(a) above, as applicable, until the fair rental value is determined. When the fair rental value is determined, Landlord will notify Tenant, and Tenant will pay to Landlord, within thirty (30) days after receipt of such notice, any difference between the base rent actually paid by Tenant to Landlord and the new base rent determined hereunder (if the new base rent is higher).

                                    RIDER #2

                              Miscellaneous Changes

This Rider #2 changes, supplements and modifies certain provisions of this Lease, and if there is any conflict between this Rider #2 and the rest of this Lease, this Rider will control.

A. In Section 3, Tenant's Moveable Property will include, and Non-Removed Property will not include, Tenant's network switchgear and associated cabling.

B. In Section 13.5, Tenant and its Affiliates will be granted both internal and external access to the rooftop for the purposes described in Section 13.5 subject to Landlord's reasonable rules and regulations as to access and the other terms of that Section and the rest of this Lease, and provided further that Tenant will indemnify Landlord and its Affiliates for all damage and other Liabilities resulting therefrom.

C. The reference in Section 24.2(b) should properly be to "MDF Rooms" and not "MBF Rooms," and references to "MBF Rooms" on Exhibit A-1 to this Lease actually mean and refer to the "MDF Rooms."

D. In Section 24.2(b), if any other tenants or occupants of the Project other than Landlord or its designees wish to enter the MDF Rooms, except in emergencies they will have the right to enter the MDF Rooms through the Premises only on at least twenty four (24) hours prior notice to Tenant. If Tenant makes a representative available after such notice, those other tenants or occupants will enter accompanied by such a representative, and in such cases they will comply with security procedures of Tenant, provided that they do not unreasonably interfere with the exercise of the rights of those other tenants or occupants.

E. In Section 24.2(b), if Landlord does not provide a security guard to staff the reception desk in the Lobby Area, but Tenant does supply such a security guard, then Landlord will charge any other tenants of the Project their pro-rata share of the actual, reasonable and customary costs of that security guard during the terms of their respective leases, and to the extent paid by those other tenants, Landlord will reimburse those costs to Tenant. The pro-rata share to be paid by those other tenants will be based on the rentable area in the Project leased by those other tenants.

F. In Paragraph 9 of the Rules and Regulations attached as Exhibit "E" to this Lease, the following will be added at the end of the first sentence: "(except for chemicals or vapors used for the existing dry-suppression life safety system in the Building, which will be permitted provided that Tenant uses them in a commercially reasonable and customary manner and complies with all applicable Laws in connection therewith)."